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EXHIBIT 99.2

Report of Independent Registered Public Accounting Firm

Board of Directors
Warrior Energy Services Corporation:

We have audited the accompanying balance sheets of Warrior Energy Services Corporation, formerly Black Warrior Wireline Corp., (a Delaware corporation) as of December 31, 2005 and 2004, and the related statements of operations, stockholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Warrior Energy Services Corporation as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

GRANT THORNTON LLP

Houston, Texas
March 29, 2006

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Warrior Energy Services Corporation
Balance Sheets
December 31, 2005 and 2004

	December 31, 2005	December 31, 2004

ASSETS
Current assets:
Cash and cash equivalents	$701,031	$2,647,980
Restricted cash	214,813	—
Accounts receivable, less allowance of $973,143 and $475,449, respectively	19,998,282	8,330,618
Other receivables	215,629	216,195
Prepaid expenses	7,314	3,030,040
Other current assets	1,969,273	1,440,483

Total current assets	23,106,342	15,665,316
Property, plant and equipment, less accumulated depreciation	31,750,477	12,978,670
Other assets	3,001,036	227,828
Goodwill (Note 8)	14,040,182	1,237,416
Other intangible assets (Note 8)	29,735,923	—

Total assets	$101,633,960	$30,109,230

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$6,699,944	$2,056,832
Accrued salaries and vacation	2,926,975	840,537
Other accrued expenses	1,866,159	1,683,541
Accrued interest payable	282,337	51,789
Current maturities of long-term debt	5,168,880	4,156,770

Total current liabilities	16,944,295	8,789,469
Long-term debt, less current maturities	51,252,352	6,393,281
Non current accrued interest payable to related parties	18,150,795	17,132,739
Notes payable to related parties, net of unamortized discount	21,902,375	23,002,375
Deferred taxes	8,955,590	—

Total liabilities	117,205,407	55,317,864

Commitments and contingencies (Notes 6,9,10,11,15 and 16)	—	—
Stockholders’ deficit:
Preferred stock, $.0005 par value, 2,500,000 shares authorized, none issued at December 31, 2005 or December 31, 2004	—	—
Common stock, $.0005 par value, 35,000,000 shares authorized, 2,342,125 and 1,250,415 shares issued and outstanding December 31, 2005 and 2004, respectively	11,709	6,252
Additional paid-in capital	21,698,506	20,275,963
Accumulated deficit	(36,698,269)	(44,907,456)
Treasury stock, at cost	(583,393)	(583,393)

Total stockholders’ deficit	(15,571,447)	(25,208,634)

Total liabilities and stockholders’ deficit	$101,633,960	$30,109,230

The accompanying notes are an integral part of these financial statements.

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Warrior Energy Services Corporation
Statement of Operations
For the Years Ended December 31, 2005 and 2004 and 2003

	2005	2004	2003

Revenues	$73,666,923	$53,686,837	$45,756,892
Operating costs	43,494,914	34,411,488	30,460,570
Selling, general and administrative expenses	9,619,871	9,466,169	9,257,347
Depreciation and amortization	5,208,316	5,179,237	4,652,962

Income from continuing operations	15,343,822	4,629,943	1,386,013
Interest expense and amortization of debt discount (Note 6)	(4,096,317)	(4,820,769)	(5,352,129)
Net gain on sale of fixed assets	82,671	53,173	238,516
Change of control expense (Note 6)	2,705,396	—	—
Other income (expense)	(240,266)	44,581	106,156

Income (loss) from continuing operations before income taxes	8,384,514	(93,072)	(3,621,444)
Provision for income taxes	175,327	—	—

Income (loss) before discontinued operations	8,209,187	(93,072)	(3,621,444)
Discontinued operations (Note 5)
Loss from operations of discontinued directional drilling segment (including loss on disposal of $0, $1,317,481 and $0 for the years ended December 31, 2005, 2004 and 2003, respectively)	—	(1,673,361)	(1,916,496)
Provision for income taxes	—	—	—

Net income (loss)	$8,209,187	$(1,766,433)	$(5,537,940)

Net income (loss) per share - basic:
Income(loss) before discontinued operations	$5.75	$(.07)	$(2.90)
Discontinued operations	—	(1.34)	(1.53)

Net income (loss) per share - basic	$5.75	$(1.41)	$(4.43)

Net income (loss) per share - diluted:
Income(loss) before discontinued operations	$4.41	$(.07)	$(2.90)
Discontinued operations	—	(1.34)	(1.53)

Net income (loss) per share - diluted	$4.41	$(1.41)	$(4.43)

The accompanying notes are an integral part of these financial statements.

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Warrior Energy Services Corporation
Statements of Stockholders’ Deficit
For the Years Ended December 31, 2005, 2004 and 2003

		Common Stock				Treasury Stock

	Loan to Shareholder	Shares	Par Value	Paid-In Capital	Accumulated Deficit	Shares	Cost

Balance, December 31, 2002	$(144,184)	1,250,415	$6,252	$20,275,063	$(37,603,083)	462	$(583,393)
Loan to Shareholder	82,391
Net loss for the year ended December 31, 2003	—	—	—	—	(5,537,940)	—	—

Balance, December 31, 2003	(61,793)	1,250,415	6,252	20,275,963	(43,141,023)	462	(583,393)
Loan to Shareholder	61,793
Net loss for the year ended December 31, 2004	—	—	—	—	(1,766,433)	—	—

Balance, December 31, 2004	—	1,250,415	6,252	20,275,963	(44,907,456)	462	(583,393)
Shares issued upon conversion of interest	—	190,400	952	1,427,048
Shares issued upon conversion of warrants	—	901,310	4,505	(4,505)	—	—	—
Net income for the year ended December 31, 2005	—	—	—	—	8,209,187	—	—

Balance, December 31, 2005	$—	2,342,125	$11,709	$21,698,506	$(36,698,269)	462	$(583,393)

The accompanying notes are an integral part of these financial statements.

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Warrior Energy Services Corporation
Statements of Cash Flows
For the Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003

Cash flows from operating activities:
Net income (loss)	$8,209,187	$(1,766,433)	$(5,537,940)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	5,038,250	6,630,847	7,608,379
Amortization	170,066	387,079	83,341
Asset impairment	—	—	3,113,968
Amortization of debt issue costs	171,711	575,691	494,548
Amortization of discount on notes payable	—	164,313	164,306
Amortization of loan to shareholder	—	61,793	82,391
Net recoveries of doubtful accounts	—	(112,652)	(257,534)
Net gain on disposition of property, plant and equipment	(82,671)	(53,173)	(243,628)
Loss on disposition of discontinued operations	—	1,317,481	—
Change in:
Accounts receivable	(4,784,088)	734,382	4,106,414
Prepaid expenses	3,022,726	(2,937,569)	(77,151)
Other current assets	(11,037)	(289,282)	(455,584)
Inventories	—	—	(270,292)
Other assets	341,394	(107,752)	(172,125)
Accounts payable and accrued liabilities	5,407,334	(1,042,631)	1,954,318

Cash provided by operating activities	17,482,872	3,562,094	10,593,411

Cash flows from investing activities:
Acquisitions of property, plant and equipment	(8,258,043)	(7,472,757)	(3,089,588)
Purchase of Bobcat Pressure Control, Inc., net of cash acquired	(53,208,735)	—	—
Change in restricted cash	(214,813)	961,551	(961,551)
Proceeds from sale of property, plant and equipment	165,062	371,172	684,499
Proceeds from sale of discontinued operations	—	10,349,862	—

Cash provided by (used in) investing activities	(61,516,529)	4,209,828	(3,366,640)

Cash flows from financing activities:
Proceeds from bank and other borrowings	55,961,399	13,620,025	5,434,046
Principal payments on long-term debt, notes payable and capital lease obligations	(11,623,904)	(19,866,741)	(7,215,600)
Proceeds (payments) from (on) working revolver, net	214,813	(3,159,929)	(3,124,596)
Debt issue costs	(2,465,600)	(378,327)	(48,457)

Cash provided by (used in) financing activities	42,086,708	(9,784,972)	(4,954,607)

Net increase (decrease) in cash and cash equivalents	(1,946,949)	(2,013,050)	2,272,164
Cash and cash equivalents, beginning of year	2,647,980	4,661,030	2,388,866

Cash and cash equivalents, end of year	$701,031	$2,647,980	$4,661,030

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$2,847,376	$2,303,791	$1,644,893

Income taxes	$—	$—	$—

The accompanying notes are an integral part of these financial statements.

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Warrior Energy Services Corporation
Statements of Cash Flows, Continued
For the Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003

Supplemental schedule of noncash investing and financing activities:
Acquisition of property, plant and equipment financed under capital leases and notes payable	$55,961,399	$840,921	$3,259,382
Shares issued upon conversion of interest	$1,428,000	$—	$—
Shares issued upon conversion of warrants	$—	$—	$—

The accompanying notes are an integral part of these financial statements.

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Warrior Energy Services Corporation
Notes to Financial Statements
For the Years Ended December 31, 2005, 2004 and 2003

Note 1 - General Information

Warrior Energy Services Corporation (the “Company” and formerly known as Black Warrior Wireline Corp.) is a natural gas and oil well services company that provides cased-hole wireline and well intervention services to exploration and production (“E&P”) companies.  The Company’s wireline services focus on cased-hole wireline operations, including logging services, perforating, mechanical services, pipe recovery and plug and abandonment services.  The Company’s well intervention services are primarily hydraulic workover services, commonly known as snubbing services.  All of the Company’s services are performed at the well site and are fundamental to establishing and maintaining the flow of natural gas and oil throughout the productive life of the well.  The Company’s operations are concentrated in the major onshore and offshore natural gas and oil producing areas of the U.S., including offshore in the Gulf of Mexico and onshore in Alabama, Arkansas, Colorado, Louisiana, Mississippi, New Mexico,  Oklahoma, Texas, Utah, and Wyoming.  The Company focuses on providing high quality equipment and services in difficult environments, such as high pressure and high temperature wells, and difficult pipe recovery operations.  The majority of the Company’s revenues are related to natural gas drilling and workover activity.

On December 16, 2005, the Company acquired 100% of the outstanding equity securities of Bobcat Pressure Control, Inc. (“Bobcat”). The purchase price was approximately $51.5 million in cash plus $1.7 million in acquisition costs.  See Note 2 for more detail of the acquisition.

On December 27, 2005, the Company completed a one-for-ten reverse stock split.  All per share numbers in this report have been adjusted to reflect this split.

Note 2 – Acquisition of Bobcat

On December 16, 2005, the Company acquired 100% of the outstanding equity securities of Bobcat.  The purchase price was approximately $51.5 million in cash plus $1.7 million in acquisition costs.  The acquisition has been accounted for as a purchase, and, accordingly, the acquired assets and liabilities have been recorded at their fair value at the date of acquisition.  The operating results arising from the acquisition of Bobcat are included in the Company’s statement of operations from the acquisition date.

The following table summarizes the estimated fair values of certain assets acquired and liabilities assumed at the date of acquisition (December 16, 2005):

(000’s)

Current assets	$6,513
Property, plant and equipment	15,569
Other assets	671
Goodwill	12,803
Intangible assets	29,841

Total assets acquired	65,397
Current liabilities	(2,999)
Deferred taxes	(8,956)
Long-term debt	(233)

$53,209

Intangible assets of $29.8 million are comprised of customer relationships of $25.4 million, non-compete agreements of $2.6 million, and trademarks and manufacturing technical expertise of $1.8 million.  All of the intangible assets other than the customer relationships and non-compete agreements have indefinite useful lives.  The Company has established an estimated useful life of fifteen years for the customer relationships and three years for the non-compete agreements.  The intangible assets with indefinite useful lives are subject to an annual test of impairment as mandated by SFAS No. 142.

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Warrior Energy Services Corporation
Notes to Financial Statements
For the Years Ended December 31, 2005, 2004 and 2003

The purchase price was allocated based on the fair value of the assets acquired and liabilities assumed, and the excess cost of  $12.8 million is recorded as goodwill and is subject to an annual test of impairment as mandated by SFAS No. 142.  The Company has contingencies related to a long-term service contract which could impact the purchase price allocation; however, management believes that the ultimate resolution of these contingencies will not have a material impact on the financial statements.

The following pro forma statements of operations for the years ended December 31, 2005 and 2004 and assumes the Bobcat acquisition as of the beginning of the period (in thousands, except per share data):

WARRIOR ENERGY SERVICES CORPORATION
Pro Forma Combined Statement of Operations
For the Year Ended December 31, 2005
(in thousands, except per share data)

	Warrior Energy as reported	Bobcat Prior to Acquisition	Pro Forma Adjustments		Combined

Revenues	$73,667	$28,653			$102,320
Operating costs	43,495	13,235			56,730
Selling, general and administrative expenses	9,620	4,324			13,944
Depreciation and amortization	5,208	1,508	2,558	(1)	9,274

Income from operations	15,344	9,586			22,372
Interest expense	4,096	439	5,546	(2)	9,642
			(439	)(3)
Net gain (loss) on sale of fixed assets	82	(78)			4
Change of control expense	2,705	—			2,705
Other income (expense)	(241)	(5)			(246)

Income from operations before income taxes	8,384	9,064			9,783
Provision for income taxes	175	3,399	(3,378	)(4)	196

Net income	$8,209	$5,665			$9,587

Net income per share - basic	$5.75				$6.71

Net income per share - diluted	$4.41				$4.93

(1)	To reflect additional depreciation and amortization related to purchase price allocation.
(2)	To adjust interest expense to reflect borrowings to fund the Bobcat acquisition at the beginning of the period.
(3)	To reflect payoff the Bobcat debt at the beginning of the period and elimination of the Bobcat interest expense.
(4)	To reflect utilization of currently available net operating losses against pro forma combined taxable income and applies an alternative minimum tax to the combined pro forma earnings.

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Warrior Energy Services Corporation
Notes to Financial Statements
For the Years Ended December 31, 2005, 2004 and 2003

WARRIOR ENERGY SERVICES CORPORATION
Pro Forma Combined Statement of Operations
Year Ended December 31, 2004
(in thousands, except per share data)

	Warrior Energy as reported	Historical Bobcat	Pro Forma Adjustments		Combined

Revenues	$53,687	$16,224			$69,911
Operating costs	34,412	7,297			41,709
Selling, general and administrative expenses	9,466	3,024			12,490
Depreciation and amortization	5,179	1,010	2,558	(1)	8,747

Gain (loss) from continuing operations	4,630	4,893			6,965
Interest expense	4,821	606	4,651	(2)	9,472
			(606	)(3)
Net gain on sale of fixed assets	53	(25)			28
Other income (loss)	45	(13)			32

Income (loss) from continuing operations before income taxes	(93)	4,249			(2,447)
Provision for income taxes	—	1,611	(1,611	)(4)	—

Income (loss) before discontinued operations	(93)	2,638			(2,447)
Discontinued operations
Income (loss) from operations of discontinued directional drilling segment	(1,673)	—			(1,673)
Provision for income taxes	—	—

Net income (loss)	$(1,766)	$2,638			$(4,120)

Net income (loss) per share - basic and diluted:
Income (loss) before discontinued operations	$(.07)				$(1.96)
Discontinued operations	(1.34)				(1.34)

Net income (loss) per share - basic and diluted	$(1.41)				$(3.30)

(1)	To reflect additional depreciation and amortization related to purchase price allocation.
(2)	To adjust interest expense to reflect borrowings to fund the Bobcat acquisition at the beginning of the period.
(3)	To reflect payoff the Bobcat debt at the beginning of the period and elimination of the Bobcat interest expense.
(4)	To reflect elimination of Bobcat tax provision for combined pretax loss.

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Warrior Energy Services Corporation
Notes to Financial Statements
For the Years Ended December 31, 2005, 2004 and 2003

Note 3 – Liquidity

While the Company reported net income of approximately $8,209,000 for the year ended December 31, 2005, it also reported a net loss for the years ended December 31, 2004 and 2003 of approximately ($1,770,000) and ($5,550,000), respectively.  Cash flows provided by operations were approximately $17,500,000, $3,500,000 and $10,600,000 for the years ended December 31 2005, 2004, and 2003, respectively.  The Company is highly leveraged.  The Company’s outstanding indebtedness includes primarily senior indebtedness aggregating approximately $55.2 million at December 31, 2005, other indebtedness of approximately $1.2 million and approximately $40.1 million (including approximately $18.2 million of accrued interest) owing to SJMB, L.P. (“SJMB”),St. James Capital Partners, L.P. (“SJCP”) and others who participated with SJMB in the purchase of promissory notes and warrants of the Company (collectively “St. James”) and directors, who are related parties. The Company’s debt and accrued interest owed to St. James and the related parties is convertible into common stock and is subordinate to the Company’s indebtedness outstanding under the Second Amended and Restated Credit Agreement with General Electric Capital Corp. (“GECC”) (the “Senior Secured Credit Agreement”) and the Second Lien Credit Agreement with GECC (the “Second Lien Credit Agreement”) (see Note 9).  In addition, no repayments of the related party debt or accrued interest can be made until the Second and Amended and Restated Credit Agreement is completely extinguished. The Company was allowed to repay $1.1 million of the subordinated debt in connection with the consummation of the Senior Secured Credit Agreement with GECC as described below.

Senior Secured Credit Agreement

On December 16, 2005, the Company entered into the Senior Secured Credit Agreement with GECC, providing for a term loan and revolving and capital expenditure credit facilities in an aggregate amount of $50.0 million. The Senior Secured Credit Agreement amended, restated and modified the credit agreement the Company entered into with GECC as of September 14, 2001 and as it was amended and restated on November 14, 2004, including the amendments thereto. The Senior Secured Credit Agreement includes:

•	a revolving credit facility of up to $15.0 million, but not exceeding a borrowing base of 85% of the book value of eligible accounts receivable, less any reserves GECC may establish from time to time,

•	a term loan of $30.0 million, and

•
a one-year capital expenditure loan facility of up to $5.0 million, but not exceeding the lesser of 80% of the hard costs of eligible capital equipment and 75% of the forced liquidation value of eligible capital equipment, subject to adjustment by GECC.

Initial borrowings under the Senior Secured Credit Agreement advanced on December 16, 2005 were $1.3 million borrowed under the revolving loan and $30.0 million under the term loan. No borrowings were made under the capital expenditure loan facility. The proceeds of the term loan were used to pay a portion of the Bobcat acquisition purchase price, related fees and expenses and repayment of substantially all Bobcat indebtedness, and approximately $2.1 million was placed in escrow for the repayment of principal and accrued interest on subordinated secured indebtedness and approximately $2.8 million was used for general corporate purposes.  The outstanding balance of approximately $6.3 million under the Company’s previous credit agreement with GECC was paid out of the Company’s existing cash.

Second Lien Credit Agreement

On December 16, 2005, the Company entered into the Second Lien Credit Agreement with GECC, providing for a term loan $25.0 million.

Initial borrowings under the Second Lien Credit Agreement advanced on December 16, 2005 of $25.0 million were used to pay a portion of the Bobcat acquisition purchase price.

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Warrior Energy Services Corporation
Notes to Financial Statements
For the Years Ended December 31, 2005, 2004 and 2003

Subordinated Secured Indebtedness - Note Extensions

In connection with the Company entering into the GECC refinancing in November 2004, the Company agreed with the holders of its outstanding subordinated secured notes to extend the maturity date of the notes from December 31, 2004 to February 13 and February 14, 2008 on $23.0 million of the total $23.9 million principal amount of the notes then outstanding.  The remainder of the outstanding principal was repaid.  Concurrently with the borrowings under the Senior Secured Credit Agreement and Second Lien Credit Agreement, the maturity date of approximately $21.9 million principal amount of the Company’s outstanding subordinated secured promissory notes was extended to June 15, 2009 and $2.1 million of such subordinated secured notes, including accrued interest, was repaid.  The notes bear interest at 15% per annum and are convertible into shares of the Company’s common stock at a conversion price of $7.50 per share, subject to an anti-dilution adjustment for certain issuances of securities by the Company at prices per share of common stock less than the conversion price then in effect, in which event the conversion price is reduced to the lower price at which the shares were issued.  As a condition to extend the maturity date of the notes in connection with the GECC refinancing in November 2004, the Company extended the expiration date of its 6.6 million outstanding common stock purchase warrants to December 31, 2009.

Substantially all of the Company’s assets are pledged as collateral for the indebtedness outstanding under the subordinated secured notes.  All of the debt and interest owed under the subordinated secured notes is subordinated to the Company’s Senior Secured Credit Agreement and cannot be repaid until all the amounts owed pursuant to the Senior Secured Credit Agreement and Second Lien Credit Agreement mature or have been repaid.

Strong and stable market conditions and the Company’s ability to meet intense competitive pressures are essential to the Company’s maintaining a positive liquidity position and meeting debt covenant requirements.  Decreases in market conditions or failure to mitigate competitive pressures could result in non-compliance with its debt covenants and the triggering of the prepayment clauses of the Company’s debt.  The Company believes that if market conditions remain stable during 2006, the Company will be able to generate sufficient cash flow to meet its working capital needs and comply with its debt covenants until the maturity of its Senior Credit Facility on September 14, 2007.  If market conditions decline significantly, the Company may be required to obtain additional amendments to its Senior Credit Facility, or obtain capital through equity contributions or financing, including a possible merger or sale of assets, or other business combination.

Proposed Public Offering

On February 13, 2006, the Company filed with the Securities and Exchange Commission a registration statement on Form S-l under the Securities Act of 1933, as amended, for the sale of up to $185.2 million of shares of common stock by the Company and certain selling securityholders.  The Company intends to use the proceeds it receives from its proposed public offering to simplify its capital structure by eliminating outstanding derivative securities and to reduce debt. .In connection with that offering, the Company filed an application to list its common stock on the Nasdaq National Market under the trading symbol WARR.

Recapitalization

In October 2005, the Company initiated a series of steps undertaken for the purpose of recapitalizing the Company through the elimination of the substantial amount of derivative securities it has outstanding, among other steps intended to be undertaken. These derivative securities include common stock purchase warrants to purchase 7,076,119 shares of the Company’s common stock and $35,019,173 of principal amount and accrued interest, as of December 31, 2005, of its outstanding convertible subordinated notes which, as of that date, are convertible at a conversion price of $7.50 per share into an aggregate of 4,669,223 shares of the Company’s common stock.

On October 6, 2005, the Company entered into agreements with the holders of 5,269,369 of 7,076,119 warrants outstanding to exchange those warrants for 1,756,456 shares of the Company’s common stock. Of the 5,269,369 warrants, an aggregate of 4,075,528 are held by St. James Capital Partners, L.P. and SJMB, L.P. (“the St. James Partnerships”), and 1,193,841 were held by Charles E. Underbrink and family members and affiliated entities (“the Underbrink Family Entities”), which include Mr. Charles E. Underbrink. Mr. Underbrink is one of the Company’s

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Warrior Energy Services Corporation
Notes to Financial Statements
For the Years Ended December 31, 2005, 2004 and 2003

directors and is the Chairman of the general partner of SJMB, L.P. and, in October 2005, was the Chairman of the general partner of St. James Capital Partners, L.P. The exchange of warrants for shares of the Company’s common stock by the Underbrink Family Entities was completed on October 6, 2005, resulting in the issuance of 397,947 shares of common stock, and the warrants to purchase 4,075,527 shares held by the St. James Partnerships are to be repurchased in connection with the Company’s proposed public offering.  If the warrants to purchase 4,075,527 shares held by the St. James Partnerships have not been purchased by the Company by June 30, 2006, they will be converted into 1,358,509 shares of common stock.

On October 7, 2005, the Company commenced an offer to exchange shares of its common stock for its remaining outstanding 1,806,750 common stock purchase warrants. The Company offered to exchange one share of its common stock for each three warrants. Each warrant represents the right to purchase one share of the Company’s common stock at an exercise price of $7.50 per share. The offer to exchange shares of the Company’s common stock for warrants expired on November 14, 2005, and the Company issued 503,167 shares of its common stock in exchange for 1,509,500 common stock purchase warrants.  Warrants to purchase 297,250 shares of common stock remain outstanding.

The agreements with the St. James Partnerships and Underbrink Family Entities provide that such persons will convert an aggregate of $20,277,374 of principal and all related accrued interest (which amounted to $16,734,434 through December 31, 2005, after conversion of $1,428,000 of interest in November 2005) on the Company’s outstanding convertible subordinated notes into shares of its common stock and, provided the price they are to receive is not less than $7.50 per share, sell those shares to the Company, along with the shares issued in exchange for their warrants, the shares issued on conversion of accrued interest in November 2005 and an additional 501,748 shares held by SJMB, L.P., at the closing time of the Company’s proposed public offering described above. The purchase price paid by the Company for such shares will be the price per share it receives in the public offering less commissions and expenses of the underwriters in the offering.  In addition, under the terms of a Registration Rights Agreement, the holders of $3,041,361 principal amount and accrued interest (as of December 31, 2005) on outstanding convertible subordinated notes have the right to have included 405,515 shares issuable on conversion of the principal and interest on the notes, as well as the shares of the Company’s common stock issued in exchange for their warrants, in the registration statement relating to the Company’s proposed public offering.

Note 4 - Significant Accounting Policies

Cash and Cash Equivalents - The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.  The Company had at December 31, 2005 and 2004 approximately $600,000 and $2.5 million, respectively, of cash balances in excess of the Federal Deposit Insurance Corporation insured limits.

Restricted Cash - Restricted cash refers to the cash receipts from customer sales that are allocated to the repayment of the revolving line of credit; therefore, these funds are not available to the Company for general corporate use.  At December 31, 2005 the Company had a balance owed on its revolving line of credit of approximately $215,000 which is reflected as Restricted cash on the balance sheet.

Accounts Receivable - Included in accounts receivable are recoverable costs and related profits not billed, which consist primarily of revenue recognized on contracts for which billings had not been presented to the contract owners.  There are no unbilled amounts in accounts receivable at December 31, 2005 and 2004.

Allowance for Doubtful Accounts - The allowance for doubtful accounts is maintained at an amount equal to estimated losses in the Company’s accounts receivable.  Management of the Company continually monitors the accounts receivable from its customers for any collectability issues.  An allowance for doubtful accounts is established based on reviews of individual customer accounts, recent loss experience, current economic conditions, and other pertinent factors.  Accounts deemed uncollectible are charged to the allowance.  Provisions for bad debts and recoveries on accounts previously charged-off are added to the allowance.  All accounts outstanding more than 30 days are considered past due.

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Warrior Energy Services Corporation
Notes to Financial Statements
For the Years Ended December 31, 2005, 2004 and 2003

Property, Plant and Equipment - Property, plant and equipment is stated at cost. The cost of maintenance and repairs is charged to expense when incurred; the cost of betterments is capitalized. The cost of assets sold or otherwise disposed of and the related accumulated depreciation are removed from the accounts and the gain or loss on such disposition is included in income. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from two to ten years. At December 31, 2005 and 2004, significantly all of the property, plant and equipment has been pledged as collateral for the Company’s borrowings (see Note 9).

Goodwill and Intangible Assets - Goodwill is stated at cost.  The Company implemented Statement of Financial Accounting Standard (SFAS) No. 142, Goodwill and Other Intangible Assets on January 1, 2002 and ceased amortization of goodwill and indefinite-lived intangible assets.  SFAS No. 142 requires an assessment of potential impairment upon adoption and annually thereafter in the month it elected to perform its analysis or more frequently if events or circumstances indicate that an impairment may have occurred.  Intangible assets are stated at cost and are amortized over their estimated useful lives.  The Company’s intangible assets are amortized over a period ranging from three to fifteen years.  Intangible assets are subject to an assessment of potential impairment whenever events or circumstances indicate that an impairment may have occurred.

The Company considers external factors in making its assessment. Specifically, changes in natural gas and oil prices and other economic conditions surrounding the industry, consolidation within the industry, competition from other natural gas and oil well services providers, the ability to employ and maintain a skilled workforce, and other pertinent factors are among the factors that could lead management to reassess the reliability of its intangible assets.

Long-Lived Assets - In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company recognizes impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows over the life of the assets are less than the asset’s carrying amount. If an impairment exists, the amount of such impairment is calculated based on projections of future discounted cash flows. These projections use a discount rate and terminal value multiple that would be customary for evaluating current natural gas and oil service company transactions.

The Company considers external factors in making its assessment. Specifically, changes in oil and natural gas prices and other economic conditions surrounding the industry, consolidation within the industry, competition from other natural gas and oil well service providers, the ability to employ and maintain a skilled workforce and other pertinent factors are among the items that could lead management to reassess the realizability and/or amortization periods of its long-lived assets.

During 2003, management evaluated the recoverability of the Company’s long-lived assets in relation to its business segments.  The analysis was performed using the proposed sale prices for the Company’s directional drilling segment which was sold in August 2004.  As a result of this analysis an impairment was indicated for which the Company reduced the carrying amount of property, plant and equipment for its former directional drilling segment and recognized an impairment expense of $1.4 million.

Revolving Credit Facility - The Company’s Senior Secured Credit Agreement requires a lock-box arrangement, which provides for all receipts to be swept daily to reduce borrowings outstanding under the credit facility.  This arrangement, combined with the existence of a subjective acceleration clause in the revolving credit facility, requires the classification of outstanding borrowings under the revolving credit facility as a current liability.  Cash which has been deposited into the lock-box but which has not yet been applied against the revolving credit facility is classified as restricted cash on the Balance Sheet.

Income Taxes - The Company accounts for income taxes under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax laws or rates.

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Warrior Energy Services Corporation
Notes to Financial Statements
For the Years Ended December 31, 2005, 2004 and 2003

Stock-Based Compensation - At December 31, 2005, the Company has three stock-based employee compensation plans, which are described more fully in Note 15.  The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations.  No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.  The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.
	Year ended December 31,

	2005	2004	2003

Net income (loss), as reported	$8,209,187	$(1,766,433)	$(5,537,940)
Add: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects(1)	71,394	564,607	423,110

Pro forma net income (loss)	$8,280,581	$(1,201,826)	$(5,114,830)

Income (loss) per share:
Basic - as reported	$5.75	$(4.43)	$(6.06)

Basic - pro forma	$5.80	$(4.09)	$(6.22)

Diluted - as reported	$4.41	$(4.43)	$(6.06)

Diluted - pro forma	$4.44	$(4.09)	$(6.22)

(1)	Reduction of stock-based compensation expense due to forfeitures exceeding the expense of newly vesting awards.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

Revenue Recognition - The Company derives revenues from performance of services and the sale of equipment.  Service revenues are recognized at the time services are performed.  The Company’s sales are typically not subject to rights of return and, historically, sales returns have not been significant.  Revenue related to equipment sales is recognized when the equipment has been shipped and title and risk of loss have passed to the customer.  Deferred revenue, net of related deferred cost of sales, is recorded as unearned revenues in Deferred Revenue in the accompanying balance sheets based on the relative days completed on the job to total required.

Earnings Per Share - The Company presents basic and diluted earnings per share (“EPS”) on the face of the statement of operations and a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that shared in the earnings of the entity. The number of common stock equivalents is determined using the treasury stock method. Options have a dilutive effect under the treasury stock method only when the average market price of the common stock during the period exceeds the exercise price of the options.

Segment Reporting - The Company reports its business segments in accordance with SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires

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Warrior Energy Services Corporation
Notes to Financial Statements
For the Years Ended December 31, 2005, 2004 and 2003

selected information about operating segments in interim financial reports.  Financial information is required to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments.  The financial information required includes a measure of segment profit or loss, certain specific revenue and expense items, segment assets and a reconciliation of each category to the general financial statements.  The descriptive information required includes the way that the operating segments were determined, the products and services provided by the operating segments, differences between the measurements used in reporting segment information and those used in the general purpose financial statements and changes in the measurement of segment amounts from period to period (see Note 19).

Recent Accounting Pronouncements – On December 21, 2004, the Financial Accounting Standards Board (“FASB”) issued Staff Position (FSP) FAS 109-1, Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004, was issued. FSP FAS 109-1 clarifies that this tax deduction should be accounted for as a special deduction in accordance with Statement 109.  As such, the special deduction has no effect on deferred tax assets and liabilities existing at the date of enactment.  Rather, the impact of this deduction will be reported in the period in which the deduction is claimed on the Company’s tax return beginning in 2005.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment (SFAS No. 123(R)).  This Statement requires that the costs of employee share-based payments be measured at fair value on the awards’ grant date using an option-pricing model and recognized in the financial statements over the requisite service period.  This Statement does not change the accounting for stock ownership plans, which are subject to American Institute of Certified Public Accountants SOP 93-6, Employer’s Accounting for Employee Stock Ownership Plans.  Statement 123(R) supersedes Opinion 25, Accounting for Stock Issued to Employees and its related interpretations, and eliminates the alternative to use Opinion 25’s intrinsic value method of accounting, which the Company is currently using.  Certain stock awards may be considered liabilities instead of equity components under SFAS No. 123(R).

SFAS No. 123(R) allows for two alternative transition methods.  The first method is the modified prospective application whereby compensation cost for the portion of awards for which the requisite service has not yet been rendered that are outstanding as of the adoption date will be recognized over the remaining service period.  The compensation cost for that portion of awards will be based on the grant-date fair value of those awards as calculated for pro forma disclosures under SFAS No. 123, as originally issued.  All new awards and awards that are modified, repurchased, or cancelled after the adoption date will be accounted for under the provisions of SFAS No. 123(R).  The second method is the modified retrospective application, which requires that the Company restates prior period financial statements.  The modified retrospective application may be applied either to all prior periods or only to prior interim periods in the year of adoption of this statement.  The Company adopted the modified prospective application method on January 1, 2006 and does not expect a material impact on its financial statements.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4, which is effective for inventory costs incurred during fiscal years beginning after June 15, 2005.  The amendments made by SFAS No. 151 require that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities.  The Company does not believe that the adoption of SFAS No. 151 will have a significant effect on its financial statements.

In December 2003, the FASB issued Interpretation No. 46 (revised December 2003) (“FIN 46(R)”), Consolidation of Variable Interest Entities, an interpretation of ARB 51. The primary objectives of FIN 46(R) are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights (“variable interest entities” or “VIEs”) and how to determine if a business enterprise should consolidate the VIEs. This new model for consolidation applies to an entity for which either: the equity investors (if any) do not have a controlling financial interest; or the equity investment at risk is insufficient to finance the entity’s activities without receiving additional subordinated financial support from other parties. In addition, FIN 46(R) requires that all enterprises with a significant variable interest in a VIE make additional disclosures regarding their relationship with the VIE. The interpretation requires public entities to apply FIN 46(R) to all entities that are considered Special Purpose Entities in practice and under the FASB literature that was applied before the issuance of FIN 46(R). The adoption of FIN 46(R) had no effect on the Company’s financial statements.

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Warrior Energy Services Corporation
Notes to Financial Statements
For the Years Ended December 31, 2005, 2004 and 2003

Note 5 - Discontinued Operations

On August 6, 2004, the Company completed the sale of its assets associated with its directional drilling business, (referred to as the “Multi-Shot Business”) pursuant to an Asset Purchase Agreement entered into on June 3, 2004. The buyer of the Multi-Shot Business was a newly-organized Texas limited liability company, with the name Multi-Shot, LLC, which included among its members Allen Neel, formerly the Executive Vice President of the Company, as well as two of the Company’s other former employees employed in the Multi-Shot Business.  These persons are referred to as the Key Multi-Shot Employees.  The Company was advised that as of August 6, 2004, these persons held less than a 10% equity interest in the buyer.

The transaction included the sale of all the Company’s assets used in the Multi-Shot Business, including certain real property located in Odessa, Texas; improvements and fixtures located on the property; machinery and equipment, receivables, inventories, tangible and intangible assets and all books, records and files.

The purchase price was $11.0 million consisting of $10.4 million in cash and approximately $628,000 payable by assignment and release by the Key Multi-Shot Employees of their claims under their employment agreements with the Company to change of control payments that may be due in the aggregate of that amount.  The purchase price was subject to adjustment at and as of the closing of the sale for increases and decreases in the Multi-Shot Business’ net working capital of $270,000 as of November 30, 2003 and increases and decreases in its inventory of approximately $5,207,000 as of December 31, 2003.

In February 2005, the Company entered into a Compromise Agreement with the buyer resolving certain matters that had arisen under the Asset Purchase Agreement subsequent to the closing.  Among the matters resolved were the determination of the final purchase price adjustment under the asset purchase agreement and resolution of the capital expenditure note issued by the buyer at the closing.  Pursuant to the Compromise Agreement, the Company paid to the buyer $940,000, and the principal amount of the buyer’s capital expenditure note, which was increased to approximately $168,000, was deemed paid.  Among other things, the Company’s payment reflected a compromise with respect to any and all claims of the buyer with respect to accounts receivable and also reflected a compromise with respect to the final purchase price adjustment.  In addition, the Company’s representations warranties and covenants in the Asset Purchase Agreement as to the Multi-Shot Business relating to inventory, net working capital, purchase price adjustments, financial statements, accounts receivable, condition of assets (other than real property and leased real property) were agreed not to survive the execution of the Compromise Agreement.  Otherwise, the representations warranties and covenants survive the closing under the Asset Purchase Agreement to the extent provided in the agreement.

Out of the net cash proceeds from the sale of the Multi-Shot Business, approximately $9.6 million was applied to the reduction of indebtedness owing to the Company’s senior secured creditor.

Note 6 - Related Party Transactions

Change of control expense of $2.7 million was recognized in 2005 as a result of a change in the general partner of St. James Capital Corp. which, under the terms of certain key employee contracts, required payments to be made to those employees.

The Company has executed notes payable to SJMB and SJCP.   The chairman and an employee of SJMB, L.L.C., the general partner of SJMB, both serve on the Company’s Board of Directors.  At December 31, 2005 and 2004, notes due to SJMB, SJCP and other related parties totaled $21,902,375 and $24,566,882, respectively.  The notes bear interest at 15%.  Interest expense associated with these notes was as follows:

	2005	2004	2003

Interest expense	$3,461,000	$3,723,000	$3,849,000
Accrued interest	$18,151,000	$17,133,000	$14,534,000

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Warrior Energy Services Corporation
Notes to Financial Statements
For the Years Ended December 31, 2005, 2004 and 2003

In September 2001, the Company agreed to pay to SJMB a fee of approximately $274,000 in consideration of SJMB providing cash collateral of $8.2 million deposited to secure the performance of the continuing guaranty extended by SJMB of the Company’s former financing arrangement with Coast Business Credit (“Coast”), a financial institution.  In addition, SJMB, L.L.C., the general partner of SJMB, received a fee in September 2001 of $200,000 for services provided by SJMB, L.L.C. in connection with the Company entering into a credit facility from GECC in September 2001 (see Note 9).  Under the terms of the Company’s Senior Secured Credit Agreement, the Company is restricted from paying any further sums to either SJMB or SJMB, L.L.C. until GECC is repaid in full except that a fee of $274,000 can be paid to SJMB on the date the Company completes its first offering of stock after December 16, 2005.   The $274,000 fee due to SJMB has not yet been paid and is included in non-current liabilities at December 31, 2005.

In February 2001, the Company issued to a Director of the Company and SJCP five-year warrants to purchase 70,000 and 40,000 shares, respectively, of the Company’s Common Stock at exercise prices of $7.50 per share.  The warrants were issued in consideration of guarantees extended to Coast by the Director and SJCP in connection with the Company’s borrowings from Coast in 2000.

In connection with the five year employment agreement effective January 1, 2002 entered into with Mr. Jenkins to remain as the Company’s President and Chief Executive Officer, the Company agreed to loan Mr. Jenkins $190,000, bearing interest at the applicable federal rate, to be repaid at the rate of one-third of the principal, plus accrued interest on October 1 of each of the years 2002, 2003 and 2004.  If Mr. Jenkins remained employed by the Company on September 30 preceding the date annual principal and interest is due on the loan, the sum due and owing the following day is forgiven.  In the event of a Change of Control, as defined, the death or permanent disability of Mr. Jenkins or in the event his employment is terminated without cause, the entire amount owing by Mr. Jenkins was to be forgiven.  The Company amortized the loan balance as compensation cost over the life of the loan.  Compensation expense related to the loan for the years ended December 31, 2004 and 2003 was approximately $62,000 and $82,000, respectively.  At December 31, 2004, the loan had been fully amortized and the balance of the loan was $0.

See Notes 9 and 11 for financing arrangements and common stock transactions with related parties.

Note 7 - Property, Plant and Equipment

Property, plant and equipment include the following at December 31, 2005 and 2004:
	2005	2004

Land and building	$157,250	$156,250
Vehicles	21,171,140	15,842,461
Operating equipment	44,576,507	23,974,824
Office equipment	1,680,172	1,005,591

	67,585,069	40,979,126
Less: accumulated depreciation	35,834,592	28,000,456

Net property, plant and equipment	$31,750,477	$12,978,670

Depreciation expense for the years ended December 31, 2005, 2004 and 2003 was $5,038,250, $6,630,847 and $7,608,383, respectively.

Reference is made to Note 5 for discussion of the sale of the Company’s directional drilling business.

Note 8 - Goodwill and Intangible Assets

On December 16, 2005, the Company acquired 100% of the outstanding equity securities of Bobcat.  The purchase price was approximately $51.5 million in cash plus $1.7 million in acquisition costs.  The acquisition has been

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Warrior Energy Services Corporation
Notes to Financial Statements
For the Years Ended December 31, 2005, 2004 and 2003

accounted for as a purchase, and, accordingly, the acquired assets and liabilities have been recorded at their fair value at the date of acquisition.  The operating results arising from the acquisition of Bobcat since December 16, 2005 are included in the Company’s statement of operations.

The purchase price for Bobcat was allocated based on the fair value of the assets acquired and liabilities assumed, and the excess cost of $12.8 million is recorded as goodwill and is subject to an annual test of impairment as mandated by SFAS No. 142.

In 2003, in connection with the Company’s plans to dispose of its directional drilling division, management analyzed under SFAS No. 142 the carrying value of its goodwill carried on its balance sheet arising out of the 1997 acquisition of Diamondback Directional, Inc and the 1998 acquisition of Phoenix Drilling Services.  This analysis resulted in a charge to operations for the year ended December 31, 2003 in the amount of approximately $1.7 million.

Changes in the carrying amount of the Company’s goodwill and intangible assets for the years ended December 31, 2005 and 2004 were as follows:
	Goodwill	Intangible assets	Accumulated amortization

Balance at December 31, 2002	$1,237,416	$—	$—

Balance at December 31, 2003	1,237,416	—	—

Balance at December 31, 2004	1,237,416	—	—
Acquisition of Bobcat
Trademarks, trade names	—	1,224,949	—
Non-compete agreements	—	2,588,988	35,466
Customer relationships	—	25,422,556	69,651
Manufacturing technical expertise	—	604,547	—
Excess cost over fair value of net assets and related deferred taxes	12,802,766	—	—

Balance at December 31, 2005	$14,040,182	$29,841,040	$105,117

The following table summarizes the estimated amortization of the intangible assets for the next five years:

Estimated amortization expense:
For the year ended December 31, 2006	$2,557,833
For the year ended December 31, 2007	$2,557,833
For the year ended December 31, 2008	$2,522,367
For the year ended December 31, 2009	$1,694,837
For the year ended December 31, 2010	$1,694,837

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Warrior Energy Services Corporation
Notes to Financial Statements
For the Years Ended December 31, 2005, 2004 and 2003

Note 9 - Long-Term Debt and Other Financing Arrangements

At December 31, 2005 and 2004, long-term debt and other financing arrangements consisted of the following:

	2005	2004

Installment notes payable, monthly payments required in varying amounts through July 2007, interest at rates ranging from 2.90% to 7.17%.	$1,206,419	$2,683,384
Notes payable to General Electric Capital Corporation, quarterly payments of $1,071,429 through December 2008 with final installment of $17,142,852 due in January 2009, interest at prime plus 2.25% (9.50% at December 31, 2005).	30,000,000	7,866,667
Notes payable to General Electric Capital Corporation due in total in March 2009, interest at prime plus 6.00% (13.25% at December 31, 2005).	25,000,000	—
Revolving line of credit to General Electric Capital Corporation, interest at prime plus 0.75% (8.00% at December 31, 2005).	214,813	—

Less:	56,421,232	10,550,051

Current portion of long-term debt (see below)	5,168,880	4,156,770

Long-term debt, less current maturities	$51,252,352	$6,393,281

Notes payable to related parties consist of the following at December 31, 2005 and 2004:

	2005	2004

Convertible notes payable to SJCP, principal and interest due in June 2009, interest at 15%. Convertible at $7.50 per share at any time up to 30 business days following maturity	$4,900,000	$4,900,000
Convertible note payable to SJMB, principal and interest due in June 2009, interest at 15%. Convertible at $7.50 per share at any time up to 30 business days following maturity	13,700,000	13,700,000
Convertible note payable to Falcon Seaboard, principal and interest due in February 2008, interest at 15% Repaid in December 2005.	—	1,000,000
15% convertible notes payable to affiliates of SJMB and certain employees, principal and interest originally due January 2001, extended to June 2009. Convertible at $7.50 per share at anytime up to 30 business days following maturity	3,302,375	3,402,375

Less:	21,902,375	23,002,375
Current portion of notes payable to related parties (see below)	—	—
Total long-term notes payable to related parties	$21,902,375	$23,002,375

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Warrior Energy Services Corporation
Notes to Financial Statements
For the Years Ended December 31, 2005, 2004 and 2003

On December 16, 2005, the Company entered into the Senior Secured Credit Agreement with GECC, providing for a term loan and revolving and capital expenditure credit facilities in an aggregate amount of $50.0 million. The Senior Secured Credit Agreement amended, restated and modified the credit agreement the Company entered into with GECC as of September 14, 2001 and as it was amended and restated on November 14, 2004, including the amendments thereto. The Senior Secured Credit Agreement includes:

•	a revolving credit facility of up to $15.0 million, but not exceeding a borrowing base of 85% of the book value of eligible accounts receivable, less any reserves GECC may establish from time to time,

•	a term loan of $30.0 million, and

•
a one-year capital expenditure loan facility of up to $5.0 million, but not exceeding the lesser of 80% of the hard costs of eligible capital equipment and 75% of the forced liquidation value of eligible capital equipment, subject to adjustment by GECC.

Eligible accounts receivable are accounts in which we have an interest excluding, among other items and, subject to certain exceptions, debtors’ accounts outstanding that are not paid within the earlier of 60 days past the due date or 90 days following the original invoice date, accounts of debtors that have suspended business or commenced various insolvency proceedings and accounts to the extent the account exceeds the credit limit established by GECC in its reasonable credit judgment. GECC has the right to establish, modify and eliminate reserves against eligible accounts receivable from time to time in its reasonable judgment.

GECC’s agreement to make revolving loans expires on December 16, 2008 and its agreement to make capital expenditure loans expires on December 16, 2006, unless earlier terminated under the terms of the Senior Secured Credit Agreement.

Interest Rates. Initially, as of the closing, the annual interest rate on borrowings under the revolving loan facility is 0.75% above the index rate, and the annual interest rate on borrowings under the term loan and capital expenditure loan facility is 2.25% above the index rate. The index rate is a floating rate equal to the higher of (i) the rate publicly quoted from time to time by the Wall Street Journal as the prime rate, or (ii) the average of the rates on overnight Federal funds transactions among members of the Federal Reserve System plus 0.5%. The interest rate margin above the index rate may be adjusted from time to time on a quarterly basis based on the Company’s ratio of its funded debt to EBITDA for the trailing twelve months prior to the determination. Subject to the absence of an event of default and fulfillment of certain other conditions, we can elect to borrow or convert any loan and pay the annual interest at the LIBOR rate plus applicable margins of 2.25% on the revolving loan and 3.75% on the term loan and capital expenditure loan. If an event of default in the nature of a failure to make any payment of principal, interest on or fees owing in respect to loans when due and payable or the commencement of bankruptcy proceedings involving us has occurred, the annual interest rate is increased by 2% and, if any other default or event of default has occurred and is continuing, GECC may elect to increase the interest rate by that amount.

Collateral. Advances under the Senior Secured Credit Agreement are collateralized by a senior lien against substantially all of the Company’s assets.

Use of Proceeds. Initial borrowings under the Senior Secured Credit Agreement advanced on December 16, 2005 were $1.3 million borrowed under the revolving loan and $30.0 million under the term loan. No borrowings were made under the capital expenditure loan facility. The proceeds of the term loan were used to pay a portion of the Bobcat acquisition purchase price, related fees and expenses and repayment of substantially all Bobcat indebtedness, and approximately $2.1 million was placed in escrow for the repayment of principal and accrued interest on subordinated secured indebtedness and approximately $2.8 million was used for general corporate purposes.  The outstanding balance of approximately $6.3 million under the Company’s previous credit agreement with GECC was paid out of the Company’s existing cash.

Maturity of Loans. Borrowings under the revolving loan are able to be repaid and re-borrowed from time to time for working capital and general corporate needs, subject to our continuing compliance with the terms of the agreement.

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Warrior Energy Services Corporation
Notes to Financial Statements
For the Years Ended December 31, 2005, 2004 and 2003

Any amounts outstanding under the revolving loan are due and payable on December 16, 2008. The term loan is to be repaid in 12 consecutive quarterly installments of $1.1 million commencing January 1, 2006 with a final installment of $16.8 million due and payable on January 1, 2009. The capital expenditure loan is to be repaid in eight consecutive quarterly installments with each quarterly installment equal to 1/20th of the borrowings funded prior to the expiration of the one-year term of the facility and with a final installment in the amount of the remaining principal balance due on December 16, 2008.

Mandatory and Voluntary Prepayments. Borrowings under the Senior Secured Credit Agreement are subject to certain mandatory pre-payments including, among other requirements, pre-payment out of a portion of the net proceeds of any sale of stock by us in a public offering. We must apply the net proceeds from any sale of our stock, other than on exercise of existing warrants and conversion rights, occurring before December 31, 2006 to the prepayment of loans. Such cash proceeds, after deduction of underwriting discounts and commissions and other reasonable costs we incur are to be applied to the prepayment of (i) loans outstanding under our Senior Secured Credit Agreement, (ii) loans outstanding under our Second Lien Credit Agreement, and (iii) to prepay or redeem all our outstanding subordinated notes and shares of our common stock owned by St. James Capital Partners, L.P., SJMB, L.P. and other holders of our subordinated secured notes as of December 16, 2005, the shares of our common stock issued in exchange for warrants, subordinated notes and other convertible securities pursuant to the recapitalization agreements we entered into in October 2005, a fee in the amount of $274,000 owing to SJMB, L.P. and “Change of Control” payments in the aggregate amount of approximately $2.6 million we are required to make under the terms of employment agreements with certain of our employees, as the term “Change of Control” is defined in those agreements (herein, amounts to be paid under this subsection (iii) are referred to as “Junior Capital”), in the following manner:

(A) 100% of the first $50.0 million in net proceeds received are to be applied to prepay or redeem the Junior Capital;

(B) net proceeds in excess of $50.0 million and up to $75.0 million are to be allocated 40% to prepay or redeem the Junior Capital, 30% to prepay loans outstanding under our Senior Secured Credit Agreement and 30% to prepay loans outstanding under our Second Lien Credit Agreement;

(C) net proceeds in excess of $75.0 million and up to $100.0 million are to be allocated 60% to prepay or redeem the Junior Capital, 20% to prepay loans outstanding under our Senior Secured Credit Agreement and 20% to prepay loans outstanding under our Second Lien Credit Agreement; and

(D) net proceeds in excess of $100.0 million are to be allocated 80% to prepay or redeem the Junior Capital, 10% to prepay loans outstanding under our Senior Secured Credit Agreement and 10% to prepay loans outstanding under our Second Lien Credit Agreement.

To the extent the Junior Capital is paid or repurchased in full under the foregoing provisions prior to the prepayment in full of loans outstanding under our Credit Agreements, the remaining net proceeds are to be allocated 50% to loans outstanding under our Credit Agreements. If any event of default has occurred under our Senior Secured Credit Agreement and is continuing, and we have been notified in writing of such event of default (or we have been notified in writing of the equivalent event of default under the Second Lien Credit Agreement), at the time we receive the net proceeds, 100% of such net proceeds are to be allocated to the loans outstanding under our Senior Secured Credit Agreement, without application of any portion thereof to Junior Capital or loans under the Second Lien Credit Agreement.

If the Company issues any shares of common stock, other than as described above, or any debt at any time, we are required to prepay the loans outstanding under the Senior Secured Credit Agreement in an amount equal to all such proceeds, net of underwriting discounts and commissions and other reasonable costs.

The Company is also required to prepay annually, commencing with the fiscal year ending December 31, 2006, loans and other outstanding obligations under the Senior Secured Credit Agreement in an amount equal to seventy-five percent 75% of our excess cash flow for the immediately preceding fiscal year. Excess cash flow is defined, with respect to any fiscal year, as our net income plus depreciation, amortization and interest expense, to the extent deducted in determining net income, minus capital expenditures, minus interest expense paid or accrued and

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Warrior Energy Services Corporation
Notes to Financial Statements
For the Years Ended December 31, 2005, 2004 and 2003

scheduled principal payments paid or payable, plus or minus, extraordinary gains or losses which are cash items not included in net income, plus taxes deducted in determining net income to the extent not paid in cash.

Any mandatory prepayments made as provided above are to be applied substantially as follows: first, to any fees then due and payable to GECC, second, to interest then due and payable on the term loan and capital expenditure loan, pro rata between the term loan and capital expenditure loan, third, to prepay the scheduled principal installments on the term loan and capital expenditure loan, allocated pro rata between the term loan and capital expenditure loan, and applied to principal installments in inverse order of maturity, until the term loan and capital expenditure loan have been prepaid in full; fourth, to interest then due and payable on the revolving loan; and fifth, to the principal balance of the revolving loan until the same shall have been paid in full. The revolving loan is permanently reduced by the amount of any such prepayments.

The Company may at any time prepay all or part of the term loan or capital expenditure loan, permanently reduce or terminate the capital expenditure commitment, and permanently reduce but not terminate the revolving loan commitment provided such prepayments or reductions are in the minimum amount of $500,000 and integral multiples of $250,000, subject to the payment of certain pre-payment fees declining from 1.0% in the event the termination or reduction occurs during the first year, 0.5% in the event the termination or reduction occurs during the second year, and 0.25% in the event the termination or reduction occurs during the third year of the term of the Senior Secured Credit Agreement. The Company is required to use, subject to certain exceptions, the net proceeds from the sale of any assets or the stock of any subsidiary to prepay all borrowings under the facilities. The Company is required to repay any borrowings in excess of the applicable borrowing availability, including borrowings under the term loan in excess of 70% of the forced liquidation value of eligible term loan equipment. The forced liquidation value of the eligible term loan equipment is established by appraisal conducted from time to time but not more than twice per year.

Conditions to Advances. Future advances are subject to the continuing accuracy of our representations and warranties as of such date (other than those relating expressly to an earlier date), the absence of any event or circumstance constituting a “material adverse effect,” as defined, the absence of any default or event of default under the Senior Secured Credit Agreement, and the borrowings not exceeding the applicable borrowing availability under the Senior Secured Credit Agreement, after giving effect to such advance. A “material adverse effect” is defined to include a material adverse effect on our business, assets, operations, prospects or financial or other condition, on our ability to pay any of the loans under the Senior Secured Credit Agreement, on the collateral or on lenders liens or rights and remedies under the Senior Secured Credit Agreement. An event constituting a material adverse effect also includes a decline in the “Average Rig Count” (excluding Canada and international rigs) published by Baker Hughes, Inc. falling below 800 for 12 consecutive weeks. Further conditions to each advance under the capital expenditure facility require the delivery of evidence that the advance is in compliance with the conditions of the Senior Secured Credit Agreement with respect to amounts that may be borrowed to finance capital expenditures.

Affirmative and Negative Covenants. Under the Senior Secured Credit Agreement, the Company is obligated to maintain compliance with a number of affirmative and negative covenants. Affirmative covenants the Company must comply with include requirements to maintain our corporate existence and continue the conduct of the Company’s business substantially as conducted in December 2005, promptly pay all taxes and governmental assessments and levies, maintain our corporate books and records, maintain insurance in form and amounts and with insurers reasonably acceptable to GECC, comply with applicable laws and regulations, maintain key man life insurance on the life of William L. Jenkins, provide supplemental disclosure to the lenders, refrain from violating the intellectual property of others, conduct our operations in compliance with environmental laws, provide a mortgage or deed of trust to the lenders granting a first lien on the Company’s real estate upon the request of the lenders, and provide certificates of title on newly acquired equipment with the lender’s lien noted.

Negative covenants the Company may not violate include, among others and subject to limitations and exceptions, (i) forming or acquiring a subsidiary, (ii) merging with, acquiring all or substantially all the assets or stock of, or otherwise combining with or acquiring, another person, (iii) making an investment in or loan to another person, subject to certain exceptions for specified high grade investments so long as there are no revolving loans outstanding, (iv) incurring any indebtedness other than specified permitted indebtedness, (v) entering into any

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Warrior Energy Services Corporation
Notes to Financial Statements
For the Years Ended December 31, 2005, 2004 and 2003

transaction with an affiliate except in the ordinary course of the Company’s business and on fair and reasonable terms no less favorable than would be obtained in a comparable arm’s length transaction with a non-affiliated person, (vi) making loans to its employees in amounts exceeding $50,000 individually and $250,000 in the aggregate, (vii) issuing any shares of the Company’s common stock if any of its stock or the stock of a subsidiary is pledged to GECC, making any change in its business objectives or operations that could adversely affect repayment of the loans or could reasonably be expected to have or result in a material adverse effect, making any change in its capital structure, including the issuance of any stock, warrants or convertible securities or any revision in the terms of outstanding stock except for permitted payments to holders of subordinated debt and options granted under an existing or future incentive option plan, or amending its charter or by-laws in a manner that would adversely affect its duty or ability to repay the indebtedness, or engaging in any business other than that engaged in by the Company on December 16, 2005; (viii) creating or permitting to exist any liens on its properties or assets, with the exception of (x) those granted to the lenders under the Senior Secured Credit Agreement or in existence on the date of making the loan and permitted re-financings, extensions and renewals of such liens provided the indebtedness secured is not increased and the lien does not attach to any additional property, or (y) liens created after December 16, 2005 by conditional sale or other title retention agreements or in connection with purchase money indebtedness with respect to equipment and fixtures acquired in the ordinary course of business involving the incurrence of an aggregate amount of purchase money indebtedness and capital lease obligations of not more than $2.0 million outstanding at any one time or (z) liens securing the indebtedness under the Second Lien Credit Agreement, (xi) selling any of its properties or other assets, including the stock of any subsidiary, except inventory in the ordinary course of business, obsolete or unused equipment or fixtures with an appraised value not exceeding $200,000 per transaction and $500,000 per year, and other equipment and fixtures with a book value not exceeding $200,000 per transaction and $500,000 per year, (xii) breaching or failing to comply with the various financial covenants in the credit agreement, (xiii) releasing any hazardous material that would violate environmental laws or adversely impact the value of any collateral; (xiv) engaging in a sale leaseback, synthetic lease or similar transaction, (xv) making any restricted payments, including payment of dividends, stock or warrant redemptions, repaying subordinated notes, except as otherwise permitted under the Senior Secured Credit Agreement, rescission of the sale of outstanding stock, subject to certain exceptions including, among others, permitted prepayments or redemptions of Junior Capital using the net proceeds from a public offering of its common stock, payment of reasonable and customary fees to its non-employee directors, reimbursement of the reasonable expenses of St. James Capital Corp., St. James Capital Partners, L.P., SJMB, LP, and SJMB, LLC in an amount not to exceed $60,000 per year, payment of a $274,000 fee to SJMB, L.P. not later than December 31, 2006 or the date the Company complete its first public offering of common stock after December 16, 2005, and “Change of Control” payments (as “Change of Control” is defined in the employment agreements with the parties to receive the payments) on and after December 16, 2005 but before December 31, 2005 in the amount of approximately $1.1 million, and, in connection with in a contemplated public offering of shares of its common stock, in an aggregate amount not to exceed approximately $2.7 million, (xvi) purchasing any real estate in excess of $250,000, (xvii) engaging in any speculative hedging transactions; (xviii) amending or changing the terms of its subordinated debt, (xix) changing or amending the Second Lien Credit Agreement, or (xx) changing or amending the Bobcat acquisition agreement.

The financial covenants prohibit the Company from making capital expenditures in any fiscal year commencing with the fiscal year ending December 31, 2006 in an aggregate amount exceeding $6.5 million (excluding amounts financed under its capital expenditure loan facility), plus in any subsequent period the amount by which $6.5 million exceeds the amount of capital expenditures expended in the prior period.

Commencing with the fiscal quarter ending March 31, 2006, the Company is required to have at the end of each fiscal quarter and for the 12-month period then ended, a ratio of (a) EBITDA minus capital expenditures paid in cash during such period, excluding capital expenditures financed under the Senior Secured Credit Agreement, minus income taxes paid in cash during such period to (b) fixed charges including, with certain exceptions, the total of principal and interest payments during such period, of not less than 1.5:1.0. For the purpose of calculating the ratio for the fiscal quarters ending March 31, 2006, June 30, 2006 and September 30, 2006, EBITDA and fixed charges are to be measured for the period commencing on January 1, 2006 and ending on the last day of such fiscal quarter.

The Company is required to have, at the end of each fiscal month, a ratio of funded debt to EBITDA as of the last day of such fiscal month and for the 12-month period then ended of not more than the following:

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Warrior Energy Services Corporation
Notes to Financial Statements
For the Years Ended December 31, 2005, 2004 and 2003

•	2.25:1.00 for the fiscal months ending on January 31, 2006 through March 31, 2006;
•	2.25:1.00 for the fiscal months ending on April 30, 2006 through June 30, 2006;
•	2.00:1.00 for the fiscal months ending on July 31, 2006 through September 30, 2006;
•	2.00:1.00 for the fiscal months ending on October 31, 2006 through December 31, 2006;
•	2.00:1.00 for the fiscal months ending on January 31, 2007 through March 31, 2007; and
•	1.75:1.00 for each fiscal month ending thereafter.

The Company is required to have, at the end of each fiscal month, EBITDA for the 12-month period then ended of not less than the following:

•	$33,000,000 for the fiscal months ending on January 31, 2006 through March 31, 2006;
•	$33,000,000 for the fiscal months ending on April 30, 2006 through June 30, 2006;
•	$34,000,000 for the fiscal months ending on July 31, 2006 through September 30, 2006;
•	$34,000,000 for the fiscal months ending on October 31, 2006 through December 31, 2006; and
•	$35,000,000 for each fiscal month ending thereafter.

Events of Default. Events of default under the Senior Secured Credit Agreement include, among others and subject to certain limitations, (a) the failure to make any payment of principal, interest, or fees when due and payable or to pay or reimburse GECC for any expense reimbursable under the Senior Secured Credit Agreement within ten days of demand for payment, (b) the failure to perform the covenants under the Senior Secured Credit Agreement relating to use of proceeds, maintenance of a cash management system, maintenance of insurance, delivery of certificates of title for equipment, delivery of certain post-closing documents, and maintenance of compliance with the Senior Secured Credit Agreement’s negative covenants, (c) the failure to deliver to the lenders monthly un-audited, quarterly un-audited and annual audited financial statements, an annual operating plan, and other reports, certificates and information as required by the Senior Secured Credit Agreement, (d) the failure to perform any other provision of the Senior Secured Credit Agreement (other than those set forth in (b) above) which nonperformance remains un-remedied for 20 days or more, (e) a default or breach under any other agreement or instrument to which we are a party beyond any grace period that involves the failure to pay in excess of $250,000 or causes or permits to cause indebtedness in excess of $250,000 to become due prior to its stated maturity, (f) any information in a borrowing base certificate or any representation or warranty or certificate or in any written statement report, or financial statement delivered to GECC being untrue or incorrect in any material respect, (g) a change of control, as defined, of the Company, (h) the occurrence of an event having a material adverse effect, (i) the initiation of insolvency, bankruptcy or liquidation proceedings, (j) any final judgment for the payment of money in excess of $250,000 is outstanding against the Company and is not within thirty days discharged, stayed or bonded pending appeal, (k) any material provision of or lien under any document relating to the Senior Secured Credit Agreement ceases to be valid, (l) the attachment, seizure or levy upon of the Company’s assets which continues for 30 days or more, and (m) William Jenkins ceases to serve as the Company’s chief executive officer, unless otherwise agreed by GECC. Upon the occurrence of a default, which is defined as any event that with the passage of time or notice or both would, unless waived or cured, become an event of default, or event of default, the lenders may discontinue making revolving loans and capital expenditure loans to the Company and increase the interest rate on all loans. Upon the occurrence of an event of default, the lenders may terminate the Senior Secured Credit Agreement, declare all indebtedness outstanding under the Senior Secured Credit Agreement due and payable, and exercise any of their rights under the Senior Secured Credit Agreement which includes the ability to foreclose on our assets. In the event of a bankruptcy or liquidation proceeding, all borrowings under the Senior Secured Credit Agreement are immediately due and payable.

Second Lien Credit Agreement

The Term Loan. On December 16, 2005, the Company entered into the Second Lien Credit Agreement with GECC, providing for a term loan $25.0 million.

Interest Rate. The annual interest rate on borrowings under the term loan is 6.0% above the index rate. The index rate is a floating rate equal to the higher of (i) the rate publicly quoted from time to time by the Wall Street Journal as the prime rate, or (ii) the average of the rates on overnight Federal funds transactions among members of the

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Warrior Energy Services Corporation
Notes to Financial Statements
For the Years Ended December 31, 2005, 2004 and 2003

Federal Reserve System plus 0.5%. Subject to the absence of an event of default and fulfillment of certain other conditions, we can elect to borrow or convert any loan and pay the annual interest at the LIBOR rate plus a margin of 7.5%. If an event of default in the nature of a failure to make any payment of principal of, interest on or fees owing in respect to loans when due and payable or the commencement of bankruptcy proceedings involving us has occurred, the annual interest rate is increased by 2% and, if any other default or event of default has occurred and is continuing, GECC may elect to increase the interest rate by that amount.

Collateral. The loan under the Second Lien Credit Agreement is collateralized by a junior lien against substantially all of the Company’s assets, subordinate to the lien under the Senior Secured Credit Agreement.

Use of Proceeds. Initial borrowings under the Second Lien Credit Agreement advanced on December 16, 2005 of $25.0 million were used to pay a portion of the Bobcat acquisition purchase price.

Maturity of Loan. Outstanding borrowings under the Second Lien Credit Agreement are due and payable on March 16, 2009, unless previously repaid.

Mandatory and Voluntary Prepayments. Borrowings under the Second Lien Credit Agreement are subject to certain mandatory pre-payments including, among other requirements, pre-payment out of a portion of the net proceeds of any sale of stock by the Company in a public offering in a manner substantially identical to the mandatory repayment provisions out of a portion of the net proceeds of any sale of stock by the Company in a public offering under the terms of the Senior Secured Credit Agreement described above.

If the Company issues any shares of common stock, other than as described above in a public offering of our securities, or any debt at any time, the Company is required to prepay the loans outstanding under the Second Lien Credit Agreement in an amount equal to all such proceeds, net of underwriting discounts and commissions and other reasonable costs.

Any mandatory prepayments made as provided above are to be applied substantially as follows: first, to any fees then due and payable to GECC, second, to interest then due and payable on the loan and, third, to prepay the principal of the loan.

The Company may at any time prepay all or part of the loan or capital expenditure loan, subject to the payment of certain pre-payment fees declining from 2.0% during the first year, 1.0% during the second year, and 0.5% in the event the termination or reduction occurs during the third year of the term of the Second Lien Credit Agreement. The Company is required to use, subject to certain exceptions, the net proceeds from the sale of any assets or the stock of any subsidiary to prepay all borrowings under the facilities.

Closing Conditions. Initial borrowings under the Second Lien Credit Agreement were subject to the fulfillment at or before the closing of closing conditions substantially identical to the conditions to be fulfilled in connection with the closing under the Senior Secured Credit Agreement described above.

Affirmative and Negative Covenants. Under the Second Lien Credit Agreement, the Company is obligated to maintain compliance with a number of affirmative and negative covenants, including financial covenants that are substantially identical to the covenants we are obligated to comply with under the terms of the Senior Secured Credit Agreement described above.

Events of Default. Events of default under the Second Lien Credit Agreement are substantially identical to events of default under the Senior Secured Credit Agreement described above.

Credit Agreements - General

There can be no assurance that the Company will be able to remain in compliance with the financial and other covenants of the Senior Secured Credit Agreement and the Second Lien Credit Agreement or be able to obtain such amendments, consents or waivers with respect to potential violations of these covenants when required. The Company’s inability to do so may result in it being placed in violation of those financial and other covenants. The Company can make no assurances that it will remain in compliance with our debt covenants or generate sufficient cash flows to service its debt and fund operations. Failure to comply with these debt covenants and or generate sufficient cash flow from operations could significantly impair its liquidity position and could result in GECC exercising mandatory prepayment options under the Senior Secured Credit Agreement and Second

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Warrior Energy Services Corporation
Notes to Financial Statements
For the Years Ended December 31, 2005, 2004 and 2003

Lien Credit Agreement. Should the Company be unable to borrow funds under the Senior Secured Credit Agreement or Second Lien Credit Agreement if prepayment of those borrowings were required, the Company can make no assurances that alternative funding could be obtained. Reference is made to the Senior Secured Credit Agreement and the Second Lien Credit Agreement, filed as exhibits to the Company’s Current Report on Form 8-K for a complete statement of the terms and conditions.

Subordinated Secured Indebtedness - Note Extensions

In connection with the Company entering into the GECC refinancing in November 2004, the Company agreed with the holders of its outstanding subordinated secured notes to extend the maturity date of the notes from December 31, 2004 to February 13 and February 14, 2008 on $23.0 million of the total $23.9 million principal amount of the notes then outstanding.  The remainder of the outstanding principal was repaid.  Concurrently with the borrowings under the Senior Secured Credit Agreement and Second Lien Credit Agreement, the maturity date of approximately $21.9 million principal amount of the Company’s outstanding subordinated secured promissory notes was extended to June 15, 2009 and $2.1 million of such subordinated secured notes, including accrued interest, was repaid.  The notes bear interest at 15% per annum and are convertible into shares of the Company’s common stock at a conversion price of $7.50 per share, subject to an anti-dilution adjustment for certain issuances of securities by the Company at prices per share of common stock less than the conversion price then in effect, in which event the conversion price is reduced to the lower price at which the shares were issued.  As a condition to extend the maturity date of the notes in connection with the GECC refinancing in November 2004, the Company extended the expiration date of our 6.6 million outstanding common stock purchase warrants to December 31, 2009.

All of the debt and interest owed under the subordinated secured promissory notes is subordinated to the Senior Credit Agreement and the Second Lien Credit Agreement and cannot be repaid until all the amounts owed pursuant to the Credit Facility have been repaid.

Substantially all of the Company’s assets are pledged as collateral for the indebtedness outstanding under the Secured Credit Agreement and the Second Lien Credit Agreement and subordinated secured promissory notes.

Maturities of debt are as follows:

Fiscal Year

2006	$5,168,880
2007	4,602,717
2008	4,506,778
2009	64,045,232
2010	—
Thereafter	—

$78,323,607

Note 10 - Commitments

The Company leases land, office space and equipment under various operating leases. The leases expire at various dates through 2010.  Rent expense from continuing operations was approximately $3,168,000, $1,760,000 and $1,648,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

The future minimum lease payments required under noncancelable leases with initial or remaining terms of one or more years at December 31, 2005 were as follows:

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Warrior Energy Services Corporation
Notes to Financial Statements
For the Years Ended December 31, 2005, 2004 and 2003

Fiscal Year	Operating Leases

2006	$785,992
2007	507,397
2008	398,373
2009	240,025
2010	76,446
Thereafter	—

Total minimum lease payments	$2,008,233

Pursuant to employment contracts, the Company expects to make success bonus payments to certain key employees concurrently with the closing of its public offering in the aggregate amount of approximately $2.6 million of which $1.5 million is accrued as of December 31, 2005.

Note 11 - Common Stock Transactions and Warrants

In October 2005, the Company initiated a series of steps undertaken for the purpose of recapitalizing the Company through the elimination of the substantial amount of derivative securities it has outstanding, among other steps intended to be undertaken. These derivative securities include common stock purchase warrants to purchase 7,076,119 shares of the Company’s common stock and $35,019,173 of principal amount and accrued interest, as of December 31, 2005, of the Company’s outstanding convertible subordinated notes which, as of that date, are convertible at a conversion price of $7.50 per share into an aggregate of 4,669,223 shares of the Company’s common stock.

On October 6, 2005, the Company entered into agreements with the holders of 5,269,369 of the 7,076,119 warrants outstanding to exchange those warrants for 1,756,456 shares of the Company’s common stock. Of the 5,269,369 warrants, an aggregate of 4,075,528 are held by the SJCP and SJMB, and 1,193,841 were held by the Underbrink Family Entities, which include Mr. Charles E. Underbrink. Mr. Underbrink is one of the Company’s directors and is the Chairman of the general partner of SJMB and, in October 2005, was the Chairman of the general partner of SJCP. The exchange of warrants for shares of the Company’s common stock by the Underbrink Family Entities was completed on October 6, 2005 resulting in the issuance of 397,947 shares, and the warrants to purchase 4,075,527 shares held by SJCP and SJMB are to be repurchased in connection with the Company’s proposed public offering.

On October 7, 2005, the Company commenced an offer to exchange shares of its common stock for its remaining outstanding 1,806,750 common stock purchase warrants. The Company offered to exchange one share of our common stock for each three warrants. Each warrant represents the right to purchase one share of the Company’s common stock at an exercise price of $7.50 per share. The offer to exchange shares of the Company’s common stock for warrants expired on November 14, 2005, and the Company issued 503,167 shares of its common stock in exchange for 1,509,500 common stock purchase warrants.

The agreements with SJCP, SJMB and the Underbrink Family Entities provide that such persons will convert an aggregate of $20,277,374 of principal and all accrued interest (which amounted to $16,734,434 through December 31, 2005) on the Company’s outstanding convertible subordinated notes into shares of our common stock and, provided the price they are to receive is not less than $7.50 per share, sell those shares to the Company, along with their remaining warrants, the shares issued in exchange for certain of their warrants, the shares issued on conversion of accrued interest in November 2005 and an additional 501,748 shares held by SJMB, at the closing time of the Company’s proposed public offering. The purchase price paid by the Company for such shares will be the price per share it receives in the public offering less commissions and expenses of the underwriters in the offering.  In addition, under the terms of a Registration Rights Agreement, the holders of $3,041,361 principal amount and accrued interest (as of December 31, 2005) on outstanding convertible subordinated notes have the right to have included 405,515 shares issuable on conversion of the principal and interest on the notes, as well as the shares of the Company’s common stock issued in exchange for their warrants, in the registration statement relating to the Company’s proposed public offering.

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Warrior Energy Services Corporation
Notes to Financial Statements
For the Years Ended December 31, 2005, 2004 and 2003

As of December 31, 2005, the Company’s certificate of incorporation permits it to issue up to 35,000,000 shares of common stock, of which 2,342,125 shares were issued and outstanding at December 31, 2005 and 1,250,415 shares were issued and outstanding at December 31, 2004.  The Company has outstanding as of December 31, 2005 and 2004 common stock purchase warrants, options and convertible debt securities entitled to purchase or be converted into an aggregate of 8,019,484 and 13,382,167 shares, respectively, of the Company’s common stock at exercise and conversion prices ranging from $7.50 to $26.30.

During 2004, the Company became obligated to issue five-year warrants to purchase 802,856 shares of common stock to SJMB and related parties of SJMB exercisable at $7.50 per share in connection with the extension of their indebtedness (see Note 9).  These warrants were issued in 2005.

During 2003, the Company issued five-year warrants to purchase 518,766 of common stock to SJMB and related parties of SJMB exercisable at $7.50 per share in connection with the extension of their indebtedness (see Note 9).

During 2002, the Company issued five-year warrants to purchase 250,000 shares of common stock to William L. Jenkins, President and Chief Executive Officer exercisable at $7.50 per share pursuant to his amended employment agreement effective January 1, 2002 and expiring December 31, 2005 and extended in March 2005 through January 1, 2008.

During 2002, the Company issued five-year warrants to purchase 242,209 to SJMB and affiliates of SJMB exercisable at $7.50 per share in connection with the extension of their indebtedness (see Note 9).

During 2001, the Company issued to the Chairman of SJMB, L.L.C. and to SJCP five-year warrants to purchase 70,000 and 400,000 shares, respectively, of the Company’s Common Stock at exercise prices of $7.50 per share.  The warrants were issued in consideration of guarantees extended to a lender by the Chairman of SJMB, L.L.C. and SJCP in connection with the Company’s borrowings in 2000 and the guarantees of the Chairman of SJMB, L.L.C. and SJCP of that indebtedness.

The warrants issued during 2004, 2003, 2002, 2001, 2000 and 1999 are subject to “Full Ratchet” anti-dilution provisions. In December of 1999, the Company issued the 14,350,000 warrants at an exercise price of $7.50.  Consequently, the anti-dilution provisions on all warrants subject to the provision were triggered. Upon each adjustment of the exercise price, the holder of the warrant shall thereafter is entitled to purchase, at the exercise price resulting from the adjustment, the number of shares of common stock obtained by multiplying the exercise price in effect immediately prior to the adjustment by the number of shares purchasable prior to the adjustment and dividing the product thereof by the exercise price resulting from the adjustment. The following table summarizes information about warrants outstanding at December 31, 2005:

	SJCP Expires 12/31/09	SJMB Expires 12/31/09	Guarantor affiliated with SJCP Expires 12/31/09	Lenders affiliated with SJMB Expires 12/31/09	Falcon Seaboard Expires 12/31/09	Harris Webb & Garrison Expires 3/15/03	W. L. Jenkins Employment Agreement Expires 12/31/06	Total

Balance, 12/31/02	732,028	2,756,250	70,000	2,570,841	180,000	38,462	250,000	6,597,580
issuance		146,250		372,516				518,766

Balance, 12/31/03	732,028	2,902,500	70,000	2,943,357	180,000	38,462	250,000	7,116,347
expirations/cancelled				(1,245,623)		(38,462)		(1,284,084)
issuance				802,856				802,856

Balance, 12/31/04	732,028	2,902,500	70,000	2,500,591	180,000	—	250,000	6,635,118
exchange commitment	(488,018)	(1,788,000)						(2,276,019)
tender offer exchange			(70,000)	(2,383,341)			(250,000)	(2,703,341)

Balance, 12/31/05	244,009	1,114,500	—	117,250	180,000	—	—	1,655,759

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Warrior Energy Services Corporation
Notes to Financial Statements
For the Years Ended December 31, 2005, 2004 and 2003

Note 12 - Income Taxes

The (benefit)/provision for income taxes consists of the following for the years ended December 31, 2005, 2004, and 2003:

	2005	2004	2003

Federal:
Current	$163,442	$—	$—
Deferred	—	—	—

	163,442	—	—

State:
Current	11,885	—	—
Deferred	—	—	—

	11,885	—	—

Total	$175,327	$—	$—

The (benefit)/provision for federal income taxes differs from the amount computed by applying the federal income tax statutory rate of 34% to the Company’s income/(loss) before income taxes, as follows:

	2005	2004	2003

Provision (benefit) at federal statutory rate	$2,850,736	$(600,587)	$(1,409,979)
State income taxes, net of federal benefit	276,689	(58,292)	(136,851)
Nondeductible expenses	86,728	103,137	105,180
Accrued liabilities and other	—	(522,358)	(117,993)
Increase (decrease) in valuation allowance	(3,038,826)	1,078,100	1,559,643

Provision (benefit) for federal income taxes	$175,327	$—	$—

At December 31, 2005 and 2004, the Company has available federal tax net operating loss carryforwards (NOL’s) of approximately $29,304,631 and $35,556,000, respectively, that unless previously utilized, expire at various dates beginning 2011 through 2024. The Company’s utilization of NOL’s is subject to a number of uncertainties, including the ability to generate future taxable income.  In addition, the Company has been subject to a number of “ownership changes” as defined under Internal Revenue Code Section 382. As a result, Section 382 imposes additional limitations on utilization of certain of the Company’s NOL’s.  Subsequent to the Company’s proposed public offering it expects to begin paying income taxes on its taxable income.

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Warrior Energy Services Corporation
Notes to Financial Statements
For the Years Ended December 31, 2005, 2004 and 2003

Deferred income taxes reflect the impact of temporary differences between amounts of assets and liabilities recorded for financial reporting purposes and such amounts as measured in accordance with tax laws. The items, which comprise a significant portion of the deferred tax assets and liabilities, are as follows:

	2005	2004

Gross deferred tax assets:
Allowance for doubtful accounts receivable	$159,198	$177,342
Accrued bonuses and other	696,034	227,694
Operating loss and tax credit carryforwards	11,142,902	13,293,059
Goodwill	1,958,940	2,904,108
Valuation allowance	(6,441,690)	(14,627,450)

Gross deferred tax asset	7,515,384	1,974,753

Gross deferred tax liabilities:
Property, plant and equipment	(6,193,290)	(1,862,085)
Other	(112,669)	(112,668)
Intangible assets	(10,165,015)

Gross deferred tax liability	(16,470,974)	(1,974,753)

Net deferred tax asset (liability)	$(8,955,590)	$—

The Company is required to record a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. At December 31, 2005 and 2004, the Company has recorded a valuation allowance of $6,441,690 and $14,627,450 against the gross deferred tax asset.

In assessing the realizability of deferred tax assets, management considers future reversals of existing deferred tax liabilities, projected future taxable income exclusive of temporary differences and available tax planning strategies.  In 2005, the Company recorded a decrease in the valuation allowance of $8.2 million.  The decrease was recorded as a $3.0 million reduction of the provision for income taxes and as a $5.2 million reduction of the deferred tax liability and goodwill associated with the acquisition of Bobcat (see Note 2).

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Warrior Energy Services Corporation
Notes to Financial Statements
For the Years Ended December 31, 2005, 2004 and 2003

Note 13 - Income (Loss) Per Share

The calculation of basic and diluted EPS is as follows:

	For the Year Ended 2005			For the Year Ended 2004			For the Year Ended 2003

	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount

Net income (loss) per share - basic
Income (loss) before discontinued operations and extraordinary items available to common stockholders	$8,209,187	1,428,760	$5.75	$(93,072)	1,249,953	$(.07)	$(3,621,444)	1,249,953	$(2.90)
Discontinued operations	—	1,428,760	—	(1,673,361)	1,249,953	(1.34)	(1,916,496)	1,249,953	(1.53)

Net income (loss) per share - basic	$8,209,187	1,428,760	$5.75	$(1,766,433)	1,249,953	$(1.41)	$(5,537,940)	1,249,953	$(4.43)

Net income (loss) per share - diluted
Income (loss) before discontinued operations and extraordinary items available to common stockholders	$11,670,294	2,644,308	$4.41	$(93,072)	1,249,953	$(.07)	$(3,621,444)	1,249,953	$(2.90)

Discontinued operations	—	2,644,308	—	(1,673,361)	1,249,953	(1.34)	(1,916,496)	1,249,953	(1.53)

Net loss per share - diluted	$11,670,294	2,644,308	$4.41	$(1,766,433)	1,249,953	$(1.41)	$(5,537,940)	1,249,953	$(4.43)

The following adjustments were made to the numerators and denominators of basic and diluted earnings per share:

	Income (Numerator)	Weighted average number of outstanding shares (Denominator)	Amount per share

Basic EPS
Income available to common stockholders	$8,209,187	1,428,760	$5.75
Effects of dilutive securities
Options to purchase common stock		160,573
Warrants to purchase common stock		250,986
Convertible debt		803,989
Interest on convertible debt	3,461,107

Income available to common stockholders adjusted for interest expense of assumed conversion of convertible debt	$11,670,294	2,644,308	$4.41

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Warrior Energy Services Corporation
Notes to Financial Statements
For the Years Ended December 31, 2005, 2004 and 2003

Options issued to purchase 1,059,800 shares of common stock and warrants to purchase 1,655,759 shares of common stock at prices ranging from $7.50 to $26.30 were outstanding during 2005.  Of the 1,059,800 options outstanding during 2005, all but 500 options are exercisable at $7.50 and all of the 1,655,759 warrants are exercisable at $7.50.

Options issued to purchase 1,059,280 shares of common stock and warrants to purchase 6,855,118 shares of common stock at price ranging from $7.50 to $66.30 were outstanding during 2004, but were not included in the computation of the 2004 diluted EPS because the effect would be anti-dilutive.  There were 484,720 options to purchase common stock cancelled during 2004 that were not included in the computation of 2004 diluted EPS because the effect would be anti-dilutive

Convertible debt instruments, including convertible interest, which would result in the issuance of 5,303,925, 5,467,769 and, 5,176,170 shares of common stock, if the conversion features were exercised, were outstanding during 2005, 2004 and 2003 respectively, but were not included in the computation of the 2005, 2004 or 2003 diluted EPS because the effect would be anti-dilutive. The conversion price of these instruments was $7.50 per share at December 31, 2005, 2004 and 2003 and remained outstanding at December 31, 2005.

Note 14 - Major Customers

Most of the Company’s business activity is with customers engaged in drilling and operating natural gas and oil wells primarily in the major onshore and offshore natural gas and oil producing areas of the U.S., including offshore in the Gulf of Mexico and onshore in Alabama, Colorado, Louisiana, Mississippi, Montana, New Mexico, North Dakota, Oklahoma, Texas, Utah, and Wyoming.  Substantially all of the Company’s accounts receivable at December 31, 2005 and 2004 are from such customers. Performance in accordance with the credit arrangements is in part dependent upon the economic condition of the oil and natural gas industry in the respective geographic areas. The Company does not require its customers to pledge collateral on their accounts receivable.

There were no customers from whom the Company earned in excess of 10% of its revenues during the years ended December 31, 2005, 2004 or 2003.

Note 15 - Stock Options

The 2000 Stock Incentive Plan (“2000 Incentive Plan”) provides for the granting of incentive stock options or non-qualified stock options to purchase shares of the Company’s common stock to key employees and non-employee directors or consultants.  The 2000 Incentive Plan authorizes the issuance of options to purchase up to an aggregate of 1,750,000 shares of common stock with maximum option terms of ten years from the date of the grant.  There are five types of grants that can be made under the 2000 Incentive Plan. The Discretionary Option Grant Program allows eligible individuals in the Company’s employ or service (including officers and consultants) to be granted options to purchase shares of common stock at an exercise price equal to not less than the fair market value of the stock at the date of the grant.  All grants made in 2000 were made under this program.  The Stock Issuance Program is a non-compensatory program under which individuals in the Company’s employ or service may be issued shares of common stock directly through the purchase of such shares at a price not less than the fair market value at the time of issuance or as a bonus tied to performance.  The Salary Investment Option Grant Program is a compensatory program that, if activated by the plan administrator, will allow executive officers and other highly compensated employees the opportunity to apply a portion of their base salary to the acquisition of special below market stock grants.  The Automatic Option Grant Program causes options to be granted automatically at periodic intervals to eligible non-employee members of the Board of Directors to purchase shares of common stock at an exercise price equal to their fair market value at the date of the grant.  The Director Fee Option Grant Program is a compensatory program that, if activated by the plan administrator, would allow non-employee Board members the opportunity to apply a portion of any annual retainer fee otherwise payable to them in cash each year to the acquisition of special below market option grants.

The Board and shareholders approved the 2000 Incentive Plan on February 11, 2000 and an amendment on February 9, 2001, respectively.  At December 31, 2005, 1,954,250 shares had been granted, of which 902,000 shares were cancelled and 697,750 remained to be granted under this plan.

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Warrior Energy Services Corporation
Notes to Financial Statements
For the Years Ended December 31, 2005, 2004 and 2003

The 1997 Omnibus Incentive Plan (“1997 Omnibus Plan”) provides for the granting of either incentive stock options or nonqualified stock options to purchase shares of the Company’s common stock to key employees responsible for the direction and management of the Company. The 1997 Omnibus Plan authorizes the issuance of options to purchase up to an aggregate of 60,000 shares of common stock, with maximum option terms of ten years from the date of grant. During 1998, the Board authorized an amendment to the 1997 Omnibus Plan to allow additional issuances of options to purchase 40,000 shares of common stock. This amendment increases the total aggregate number of shares under the 1997 Omnibus Plan to 100,000.  The amendment was approved by the shareholders on February 9, 2001.  At December 31, 2005 and 2004, 7,530 options were outstanding.  At December 31, 2005, 92,470 options remain available to be granted.  Options to purchase 35,520 shares of common stock were cancelled during 2004 and no options were cancelled during 2005.

The 1997 Non-Employee Stock Option Plan (“1997 Non-Employee Plan”) provides for the granting of nonqualified stock options to purchase shares of the Company’s common stock to non-employee directors and consultants. The 1997 Non-Employee Plan authorizes the issuance of options to purchase up to an aggregate of 10,000 shares of common stock, with maximum option terms of ten years from the date of grant. During 1998, the Board authorized an amendment to the 1997 Non-Employee Plan to allow additional issuances of options to purchase 20,000 shares of common stock. This amendment increases the total aggregate number of shares under the 1997 Non-Employee Plan to 30,000.  The amendment was approved by the shareholders on February 9, 2001.  At December 31, 2005 and 2004, no options were outstanding, respectively.  At December 31, 2005, 30,000 options remain available to be granted.  Pertinent information regarding stock options is as follows:

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Warrior Energy Services Corporation
Notes to Financial Statements
For the Years Ended December 31, 2005, 2004 and 2003

	Number of Options	Range of Exercise Prices	Weighted Average Exercise Price	Weighted Average Fair Value of Stock at Grant Date	Vesting Provisions

Options outstanding, December 31, 2002	1,745,200	$7.50-$66.30	$7.64

Options cancelled	(200,680)	$7.50	$7.50

	(200,680)
Options outstanding, December 31, 2003	1,544,520	$7.50-$66.30	$7.66

Options cancelled	(484,720)	$7.50	$7.50

	(484,720)
Options outstanding, December 31, 2004	1,059,800	$7.50-$26.30	$7.51

Options outstanding, December 31, 2005	1,059,800	$7.50-$26.30	$7.51

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Warrior Energy Services Corporation
Notes to Financial Statements
For the Years Ended December 31, 2005, 2004 and 2003

The following table summarizes information about stock options outstanding at December 31, 2005:

	Options Outstanding			Options Exercisable

Exercise Prices	Number Outstanding 12/31/05	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable 12/31/05	Weighted Average Exercise Price

$ 7.50	1,059,300	4.86	$7.50	1,059,300	$7.50
$26.30	500	1.24	$26.30	500	$26.30

	1,059,800	4.86	$7.51	1,059,800	$7.51

The fair value of each option grant is estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2005	2004	2003

Dividend yield	0%	0%	0%
Expected life (years)	5.00	5.00	2.09
Expected volatility	118.41%	115.26%	115.11%
Risk-free interest rate	4.34%	3.70%	2.98%

Note 16 - Contingencies

The Company is the subject of various legal actions in the ordinary course of business. Management does not believe the ultimate outcome of these actions will have a materially adverse effect on the financial position, results of operations or cash flows of the Company.

In March, 2006, one of the Company’s shareholders presented it with a demand for corrective action to remedy alleged breaches of fiduciary duty by William L. Jenkins, Charles E. Underbrink and James H. Harrison.  The shareholder alleges that these directors breached their fiduciary duties in connection with various transactions, including the exchange of the Company’s warrants for shares of its common stock in October and November 2005, the extension of the expiration date of the Company’s warrants in December 2004, the Company’s failure to refinance certain of its derivative securities by the end of 2004, the amendment of the Company’s certificate of incorporation in December 2005 and the triggering of the change of control payment due to Mr. Jenkins in December 2005.  The shareholder further alleges that these directors were interested in such transactions, that such transactions were not fair to the Company and that the St. James Partnerships, Simmons & Company International, Ron E. Whitter and another officer of the company participated in such breaches and/or aided and abetted them.  The shareholder has indicated that if the Company fails to take appropriate action to remedy the breaches following the presentation of its demand, it intends to bring a derivative suit on behalf of the Company.  The Company’s board of directors intends to take such steps as it considers appropriate to investigate this matter.  However, based on information received through March 23, 2006, the Company believes these allegations are without merit and, if a suit is filed, the Company expects that it will be vigorously defended.  The Company does not expect the liability, if any, resulting from this matter to have a material adverse effect on its current financial position, results of operations or cash flows.

The St. James Partnerships, their general partners and Charles E. Underbrink, who is a Director of the Company and a director of the general partners of the St. James Partnerships were added as defendants in an amended complaint filed in March 2005 in Texas by two of the limited partners of the St. James Partnerships.  The action was originally instituted in December 2004 against the auditors of the St. James Partnerships. The plaintiffs brought the action as a class action on behalf of all the limited partners of the St. James Partnerships and are seeking class action certification.  No claim has been asserted against the Company and the Company is not a defendant in the action.  However, the complaint and the amended complaint in the action contain allegations that the Company participated with Mr. Underbrink in actions the plaintiffs allege were fraudulent and constituted securities violations.  The

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Warrior Energy Services Corporation
Notes to Financial Statements
For the Years Ended December 31, 2005, 2004 and 2003

Company has not concluded that it is probable that a claim will be asserted against it and does not believe that if a claim is asserted that there is a reasonable possibility that the outcome would be unfavorable to the Company or that any resulting liability would be material to the Company’s financial condition.

Note 17 - Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate fair value:

Cash and Cash Equivalents, Restricted Cash, Accounts Receivable, Current Portion of Long-Term Debt and Accounts Payable - The carrying amount is a reasonable estimate of the fair value because of the short maturity of these instruments.

Long-Term Debt - The carrying value of the Company’s long-term debt approximates fair value due to the variable nature of the interest rate and the interest rate reset periods.

Related Party Debt - Management is unable to estimate the fair value of the Company’s related party debt.  This debt is due in 2009 but is subject to subordination to the Company’s senior debt. The debt and accumulated accrued interest in aggregate is carried at a book value of $40.1 million in the statement of financial position at December 31, 2005.  This debt is convertible at a conversion price of $7.50 per share, which is significantly below the market price of the Company’s common stock at December 31, 2005, and it is significantly below the Company’s expectations for the price per share to be received in the planned public equity offering.  While the Company is unable to estimate the fair value of its related party debt, the Company reasonably believes it exceeds the book value because of its convertibility.

Note 18 - Employee Benefit Plan

The Company maintains a Retirement Savings Plan (the 401(k) Plan) for its employees, which allows participants to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code.  The Company’s contributions to the 401(k) Plan are discretionary.  Employees vest in their contributions immediately and vest in the Company’s contributions ratably over six years.  The Company made no contributions to the 401(k) Plan for the years ended December 31, 2005, 2004, and 2003.

Note 19 - Segment and Related Information

With the acquisition of Bobcat, the Company currently conducts its business through two operating segments as described below.  The Company included operating results from its acquisition of Bobcat subsequent to its acquisition on December 16, 2005:

Wireline Segment.  The Company’s wireline segment, which accounted for 99.0% of its revenues for the year ended December 31, 2005, operated a fleet of 51 cased-hole wireline trucks and 15 offshore wireline skids and three P&A packages as of December 31, 2005.  All of the Company’s wireline trucks and offshore skids are equipped with top-of-the-line computer systems.  The Company primarily provides services in cased-hole environments.  Cased-hole wireline services are performed during and after the completion of the well, and from time to time thereafter during the life of the well.  Wireline services are performed using a wire cable that is lowered from a truck or skid into a well with various types of tools and instruments attached to the end of the cable.  Once in the well, the instruments can transmit data back to a computer system in the truck or skid for analysis.  Specific wireline services include: logging services such as cement bond evaluation, production logging and other measurements; pipe recovery services; and perforating and mechanical services such as setting plugs and packers.  Other services in the wireline segment include plug and abandonment (“P&A”) services, which are used at the end of a well’s productive life, and tubing conveyed perforating (“TCP”), which is a method of perforating the casing in order to open the flow path in a well for hydrocarbons.  The Company operates four P&A packages in connection with its P&A services.

Well Intervention Segment.  The Company’s well intervention segment accounted for 1% of revenues for the year ended December 31, 2005. The Company included well intervention revenues from the date of acquisition on December 16, 2005 only.  The Company operated a fleet of 14 snubbing units as of December 31, 2005.  The

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Warrior Energy Services Corporation
Notes to Financial Statements
For the Years Ended December 31, 2005, 2004 and 2003

 Company primarily provides snubbing services utilizing specialized high pressure snubbing equipment that allows an operator to service a well without using other more disruptive means to control the pressure in the well.  The Company’s well intervention segment also includes other related oil field services, such as freezing services, hot tapping services, rental tools and fishing services.

		Well
2005	Wireline	Intervention	Total

Segment revenues	$72,897,743	$769,180	$73,666,923
Segment operating and sg&a expenses	$52,480,688	$634,097	$53,114,785
Segment depreciation and amortization	$4,974,681	$233,635	$5,208,316
Segment operating income	$15,442,374	$(98,552)	$15,343,822
Segment assets	$39,140,833	$53,537,537	$92,678,370
Segment goodwill	$1,237,416	$12,802,766	$14,040,182

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Warrior Energy Services Corporation
Notes to Financial Statements
For the Years Ended December 31, 2005, 2004 and 2003

Note 20 – Quarterly Financial Data (Unaudited)

	Sales	Income (loss) from operations	Income (loss) before discontinued operations	Income (loss) before discontinued operations per share	Net income (loss)	Net income (loss), per share

2005 (1)
First Quarter	$14,447,772	$1,597,335	$646,304	$0.61	$646,304	0.61
Second Quarter	19,700,482	4,963,767	3,799,015	1.89	3,799,015	1.89
Third Quarter	17,421,589	3,353,162	2,273,007	1.28	2,223,728	1.26
Fourth Quarter	22,097,080	5,429,558	1,666,188	0.79	1,540,140	0.75

	$73,666,923	$15,343,822	$8,384,514	$4.48	$8,209,187	$4.41

2004
First Quarter	$10,539,320	$(386,047)	$(1,675,622)	$(1.34)	$(3,012,079)	$(2.41)
Second Quarter	13,170,348	922,411	(266,031)	(0.21)	(420,742)	(0.34)
Third Quarter	14,950,787	2,188,164	951,364	0.76	847,626	0.68
Fourth Quarter	15,026,382	1,905,415	897,217	0.71	818,762	0.66

	$53,686,837	$4,629,943	$(93,072)	$(0.07)	$(1,766,433)	$(1.41)

(1) All quarter per share calculations include addback of interest on convertible debt as well as effect of dilutive securities (see Note 13).